UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2007

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (352) 377-1140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

In October 2003, Exactech, Inc., a Florida corporation (the “Company”), acquired a minority interest in Altiva Corporation, a Delaware corporation (“Altiva”), and, in connection therewith, has extended certain loans (the “Loans”) to Altiva which Loans are convertible into Altiva Series C Preferred Stock, par value $0.01 per share (“Series C Preferred”). The Company, Altiva, all other holders of Altiva’s preferred stock and certain officers of Altiva entered into a stockholders agreement under the terms of which the Company was granted an option (the “Option”), exercisable any time between October 29, 2005 and October 28, 2008, to purchase all of the outstanding shares of Altiva’s common stock, preferred stock and securities that are convertible into common stock or preferred stock, or all or substantially all of the assets of Altiva.

The Company has elected to exercise the Option, and, on December 7, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Exactech Spine, Inc., a Florida corporation and wholly-owned subsidiary of the Company (“Sub”), Altiva and certain stockholders of Altiva (the “Stockholders”), pursuant to which Altiva will merge with and into Sub (the “Merger”) with the result that Altiva will survive the merger and become a wholly-owned subsidiary of the Company.

The aggregate purchase price for Altiva is expected to be approximately $18.7 million upon closing, which includes an amount equal to the $1.0 million original minority investment made by the Company on October 29, 2003, $5.0 million representing certain indebtedness extended by the Company to Altiva, which indebtedness the Company canceled as of the closing date, $6.0 million representing indebtedness of Altiva that was assumed by the Company as of closing and approximately $6.7 million paid by the Company to the remaining stockholders of Altiva. The $6.7 million of aggregate consideration to be paid by the Company to the Stockholders is composed of approximately $5.1 million in cash and approximately $1.6 million of the Company’s common stock, par value $0.01 per share, (“Common Stock”). As set forth in the Merger Agreement, certain of the Stockholders will receive only cash, certain of the Stockholders will receive only Common Stock and certain of the Stockholders will receive a combination of cash and Common Stock. The Merger is subject to customary closing conditions and is anticipated to close within sixty days (the “Closing Date”).

The Common Stock to be issued to those Stockholders receiving Common Stock under the Merger Agreement (the “Shares”) has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be sold except in a transaction registered under, or exempt from, the registration provisions of the Securities Act and applicable state securities laws. On the Closing Date, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company will agree for the benefit of those certain Stockholders receiving the Shares to use its commercially reasonable efforts to (i) file with the Securities and Exchange Commission (the “Commission”), on or before the 30th day following the Closing Date, a registration statement (the “Registration Statement”) with respect to the Shares and (ii) cause the Registration Statement to become effective on or before the 180th day following the Closing Date.

The foregoing description of each of the (i) Merger Agreement and (ii) Registration Rights Agreement is only a summary and is qualified in its entirety by reference to the full text of the Merger Agreement and Registration Rights Agreement, which are attached hereto respectively as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are hereby incorporated by reference herein.

ITEM 7.01	Regulation FD Disclosure

On December 10, 2007, the Company issued a press release announcing its entry into the Merger Agreement pursuant to which it will acquire Altiva. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated December 7, 2007, by and among the Company, Exactech Spine, Inc., Altiva and certain stockholders of Altiva.

10.2	Form of Registration Rights Agreement by and among the Company and the Stockholders party thereto.

99.1	Press Release issued by the Company on December 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date: December 10, 2007	By:	/s/ Joel C. Phillips
Joel C. Phillips
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated December 7, 2007, by and among the Company, Exactech Spine, Inc., Altiva and certain stockholders of Altiva.

10.2	Form of Registration Rights Agreement, by and among the Company and the Stockholders party thereto.

99.1	Press Release issued by the Company on December 10, 2007.